UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 11, 2006

IMMUNICON CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware	000-50677	23-2269490
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3401 Masons Mill Road, Suite 100 Huntingdon Valley, Pennsylvania	19006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 830-0777

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 11, 2006, Immunicon Corporation (“Immunicon”) entered into a License, Development, Supply and Distribution Agreement (the “License Agreement”) with Diagnostic Hybrids, Inc. (“DHI”), under which Immunicon and DHI will develop and commercialize products in the field of clinical virology diagnostics, starting with a panel of multiplex respiratory virus and sexually transmitted infection assays. Pursuant to the License Agreement, the new product portfolios will be developed for Immunicon’s EasyCount System, a small, automated analyzer based on fluorescence microscopy. Under the terms of the License Agreement, Immunicon has granted DHI the exclusive license to sell the new products developed under the License Agreement within the United States and Canada and their respective territories and possessions. In addition, Immunicon and DHI will use their respective best efforts to negotiate commercially reasonable terms and conditions, to be set forth in a separate written agreement, with respect to marketing and sale of such products in other countries.

In consideration for the grant of the license under the License Agreement, DHI has agreed to pay to Immunicon a non-refundable, non-creditable license fee. In addition, in consideration for Immunicon’s performance of its obligations in the development of new products under the License Agreement, DHI will pay to Immunicon a quarterly cash payment for a limited duration. In addition, within 30 days of the end of each calendar quarter after which DHI commences the sale of new products, DHI shall remit to Immunicon a royalty payment equal to a percentage of the revenue generated by such sales. In addition, prior to any new products receiving FDA pre-marketing approval, DHI may purchase from Immunicon up to 20 cell counting devices from Immunicon at a negotiated price. DHI may also purchase from Immunicon up to two CellTracks® Analyzer II Systems prior to any new products receiving FDA pre-marketing approval at a negotiated price.

Pursuant to the terms of the License Agreement, all documents filed with FDA and other regulatory authorities shall be prepared and submitted by and in the name of DHI and, as such, DHI shall own all subsequently granted regulatory approvals unless otherwise required by applicable law. In addition, Immunicon shall manufacture (or cause to be manufactured) and supply DHI with DHI’s requirements of bulk reagents, instrument systems and components and materials related thereto, and DHI shall source such requirements exclusively from Immunicon.

The License Agreement shall remain in effect for a period ending on the fifth anniversary of the date of receipt from the FDA of a pre-marketing clearance or approval for a new product. Thereafter, either party may elect to extend the term for one additional five year period by giving written notice of such extension to the other party at least 90 days prior to the expiration of the original term. The License Agreement may be terminated at any time upon the mutual agreement of the parties in writing. In the event of a breach of the terms and conditions of the License Agreement by either party, then the other party may terminate the License Agreement by giving the breaching party notice of such the breach. The party receiving notice shall have 90 days from the date of receipt of the notice to cure the breach. If the breach is not curable or is not cured within 90 days, then the non-breaching party shall have the right to terminate the License Agreement effective as of the end of such 90 day period. The License Agreement automatically terminates in the event that pre-marketing FDA clearance for a new product is not received on or before July 1, 2009. Either DHI or Immunicon, not earlier than 18 months after the effective date of the License Agreement, may terminate the License Agreement upon written notice to the other party, for any reason or for no reason; provided, however, that neither party may exercise this right if a clinical trial plan has been submitted to and approved by the FDA for the initial product pursuant to the terms of the License Agreement.

Item 7.01. Regulation FD Disclosure.

On December 12, 2006, Immunicon issued a press release announcing Immunicon’s entry into the License Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated into this Item 7.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 – Press release dated December 12, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNICON CORPORATION

By:	/s/ JAMES G. MURPHY
James G. Murphy
Senior Vice President, Finance and
Administration and Chief Financial Officer

Dated: December 15, 2006

EXHIBIT INDEX

Exhibit No.	Document
99.1	Press release dated December 12, 2006.